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COMPUTATION OF EARNINGS PER SHARE                                                                                     EXHIBIT 11.1
CAROLINA FIRST CORPORATION AND SUBSIDIARIES


                                                       Three Months Ended         Three Months Ended      Six Months Ended
                                                          March 31, 1999              June 30, 1999          June 30, 1999
                                                   -------------------------  ----------------------- ----------------------

BASIC
Net income                                                       $6,324,000               $6,316,000            $12,640,000
Less dividends on preferred stock                                         -                        -                      -
                                                   -------------------------  ----------------------- ----------------------
Net income applicable to common
   shareholders (numerator)                                      $6,324,000               $6,316,000            $12,640,000
                                                   =========================  ======================= ======================

Average common shares outstanding (denominator)                  21,843,485               22,352,454             22,099,375

Per share amount                                                      $0.29                    $0.28                  $0.57
                                                   =========================  ======================= ======================


DILUTED
Net income (numerator)                                           $6,324,000               $6,316,000            $12,640,000

Average common shares outstanding                                21,843,485               22,352,454             22,099,375
Dilutive average shares outstanding under options                   914,010                1,213,501                933,643
Exercise prices                                             $5.33 to $21.75          $5.33 to $24.84
Assumed proceeds on exercise                                    $12,821,362              $20,102,791            $13,252,240
Average market value per share                                       $21.95                   $25.97                 $23.97
Less:  Treasury stock purchased with the assumed
   proceeds from exercise of options                                584,117                  774,077                552,868
                                                   -------------------------  ----------------------- ----------------------
Adjusted average shares                                          22,173,378               22,791,878             22,480,150
                                                   -------------------------  ----------------------- ----------------------
Convertible preferred stock assumed
   converted                                                              -                        -                      -
                                                   -------------------------  ----------------------- ----------------------
Average diluted shares outstanding (denominator)                 22,173,378               22,791,878             22,480,150
                                                   -------------------------  ----------------------- ----------------------

Per share amount                                                      $0.29                    $0.28                  $0.56
                                                   =========================  ======================= ======================
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